UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 5, 2019

COLONY CAPITAL, INC. (Exact Name of Registrant as Specified in Its Charter)

Maryland	001-37980	46-4591526
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 S. Flower Street, 44th Floor Los Angeles, California	90071
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (310) 282-8820
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 5, 2019, Colony Capital Operating Company, LLC (the “Borrower”), a Delaware limited liability company and the operating company of Colony Capital, Inc. (the “Company”), entered into the Third Amendment (the “Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of January 10, 2017 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, including pursuant to the First Amendment, dated as of January 12, 2018, and the Second Amendment, dated as of January 8, 2019, the “Credit Agreement”), with JPMorgan Chase Bank, N.A., as administrative agent, and the several lenders from time to time party thereto (the “Lenders”). The Amendment reduces the aggregate amount of revolving commitments available under the Credit Agreement from $1 billion to $750 million. The Amendment also provides that the Borrower’s option to increase the borrowing commitments under the Credit Agreement (subject to one or more new or existing Lenders agreeing to provide such additional loan commitments and satisfaction of other customary conditions) is reduced from an aggregate maximum of $1.5 billion to $1.125 billion.

The maximum amount available for borrowing under the Credit Agreement at any time is limited by a borrowing base of certain investment assets, with the valuation of such investment assets generally determined according to a percentage of adjusted net book value or a multiple of base management fee EBITDA (as defined in the Credit Agreement). Pursuant to the Amendment, the valuation of such borrowing base is reduced from 100% to 90% at any time that the Consolidated Fixed Charge Coverage Ratio (as defined below) is less than 1.50 to 1.00.

In addition, the Amendment provides that the Borrower’s EBITDA plus lease expenses to fixed charges for any period of four consecutive fiscal quarters (the “Consolidated Fixed Charge Coverage Ratio”) shall not be less than (x) 1.50 to 1.00, for any fiscal quarter prior to the fiscal quarter ending March 31, 2019, or (y) 1.30 to 1.00, for the fiscal quarter ending March 31, 2019 and any fiscal quarter thereafter.

No other material terms of the Credit Agreement were changed.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Third Amendment, dated as of April 5, 2019, among Colony Capital Operating Company, LLC, the Subsidiary Borrowers from time to time party thereto, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 11, 2019	COLONY CAPITAL, INC.

		By:	/s/ Mark M. Hedstrom
Mark M. Hedstrom
Chief Financial Officer, Chief Operating Officer and Treasurer